<LASERLOCK LETTERHEAD>

Norman A. Gardner

Chairman and

Chief executive Officer

October 1,2001

Ed Fishman

Chief Executive Officer

EMT/EDS

2659 Towngate Road,Suite 113

Westgate Village,CA 91361

Dear Ed:

The purpose of this letter ("Letter") is to set out certain understandings and agreements between  LaserLock Technologies, Inc. ("LaserLock") and E.D.S Marketing Inc. ("E.D.S") with respect to a potential transaction between LaserLock and E.D.S ("Proposed Transaction").

1.Definitive Agreement.  LaserLock and E.D.S and their respective officers, employees and agents (collectively, "Representatives") shall continue to proceed with the negotiation of a definitive agreement with respect to the Proposed Transaction (together with all the related agreements and other documents a "Definitive agreement"). The definitive agreement shall include the terms outlined in Exhibit A, attached to this Letter, as well as mutually acceptable terms relating to representatives and warranties and indemnification obligations. The parties agree to use their best efforts to execute and deliver a Definitive

Agreement as soon as possible.

2. Non Solicitation. Until the termination of this Letter in accordance with its terms, E.D.S shall not directly or indirectly, (a) solicit, (b) encourage the submission of offers and proposals from any person or entity, (c) initiate or participate in any negotiations or discussions, or (d) enter into (or authorize) any agreement or agreement in principle with respect to, any expression of interest, offer or proposal substantially similar to the Proposed Transaction.

3. Advanced Payment. Upon execution of this Letter by LaserLock and E.D.S, LaserLock will pay $20,000 to E.D.S as a non refundable advance for one month of office expenses and guaranteed commissions as set forth in Exhibit A.

4. No Prior Agreements. Each of E.D.S and LaserLock represents and warrants to the other that its execution, delivery and performance of this Letter does not and will not breach, violate, conflict with or permit the cancellation of, any agreement to which it is a party or by which it is bound.

LaserLock Technologies, Inc  *  837 Lindy Lane  * Bala Cynwyd  PA  19004

<LASERLOCK LETTERHEAD>

5. Fees and Expenses. LaserLock shall be responsible for its fees, costs and expenses incurred in connection with the Proposed Transaction, and E.D.S shall be responsible for its fees, costs and expenses incurred in connection with the Proposed Transaction, in each case including, but not  limited to, any attorney's or accountant's fees incurred in connection with the Proposed Transaction.

6. Miscellaneous. This letter may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one document. This Letter shall be effective upon the exchange by facsimile of executed signature pages. This Letter shall be governed by and constructed in accordance with the laws of the Commonwealth of Pennsylvania (regardless of the laws that might otherwise govern under applicable principles regarding conflicts of law). This Letter shall automatically terminate upon execution of a Definitive Agreement.

Please be advised that other than paragraphs 2,3,4 and 5 of this Letter ("Binding Paragraphs"),

Neither this Letter nor the terms outlined in the attached Exhibit A are intended to bind LaserLock or E.D.S in anyway. Rather, this Letter and the terms outlined in the attached Exhibit A are written solely as a summery of terms upon which each of E.D.S and LaserLock would consider the Proposed Transaction and merely are intended to serve as a guide to the preparation of a Definitive Agreement satisfactory to LaserLock and E.D.S. It is expressly understood and agreed  that (a) the terms outlined in the attached Exhibit A are not considered to be part of the binding paragraphs: (b) no liability or binding obligation is intended to be created between or among LaserLock and E.D.S, except with respect to the Binding Paragraphs: and (c) other than with respect to the Binding Paragraphs, any legal rights and obligations between or among LaserLock and E.D.S will come into existence only upon the parties' execution and delivery of a written Definitive Agreement, and then only in accordance with the terms and conditions of such Definitive Agreement.

The respective rights and obligations of LaserLock and E.D.S under the binding Paragraphs may not be assigned by  either party without the prior written consent of the other party. Notwithstanding the foregoing, the Binding Paragraphs shall be binding upon and inure to the benefit of LaserLock and E.D.S and their respective successors and assigns.

Please indicate your agreement to the terms of this Letter by executing the enclosed copy of this Letter. This Letter will be void if it has not been executed by an authorized representative of E.D.S and returned to LaserLock before 5:00 p.m., U.S Eastern time, on September 30, 2001.

<LASERLOCK LETTERHEAD>

                                                        Very truly yours,

                                                        LASERLOCK  TECHNOLOGIES, INC.

                                                         By: /s/Norman Gardner

     Norma A. Gardner

     Chairman, CEO and President

Acknowledged and agreed to

This 1st day of October,2001:

E.D.S. Marketing Inc.

By: /s/ Ed Fishman

Name: Ed Fishman

Title: Chief Executive Officer

Exhibit A

I  Acqisition

LaserLock Technology. Inc. will acquire 100% of E.D.S. Marketing Inc. as a tax free stock exchange for the following LLTI shares and options:

2,000,000 shares outright upon execution of the acquisition.

1,000,000 options at .42 per share to vest as follows:

* 250,000 in six months.

* 250,000 in twelve months.

* 500,000 in eighteen months.

1,000,000 options priced and vested as follows:

* 250,000 @ 0.75$ in twelve months.

* 250,000 @ 0.85$ in eighteen months.

* 500,000 @ 1.00$ in twenty four months.

If  NG sells any shares or options in a  financing, EDS will be pari passu with him.

All options will accelerate in the event of acquisition or financing - underwritten public offering.

Upon exchange the shares and options will be divided among E.D.S. shareholders who will, in turn, execute a Voting Trust Agreement.. Each shareholder will maintain individual ownership and be separately subject to the applicable vesting schedule. There will be no right to transfer other than to family members who will be subject to the same requirements.

II Employment

Ed Fishman will join the LaserLock Board of Directors as Vice Chairman. This is contingent upon implementation of D&O insurance as well as mutual agreement on additional board members and officers.

All other E.D.S shareholders will support the marketing executive efforts of LaserLock as determined by the company officers.

Doug Wise and Steven Meistrich will become full time employees of LLTI. Meistrich will be Executive  VP of Administration and Wise will be VP of Sales. Ed Fishman will work whatever time he and the board deem necessary.

III Compensation and Expenses

Comissions

E.D.S shareholders will be entitled to compensation equal to 10% of all net revenue generated through their efforts, contacts, referrals, good will, etc. This can be further defined in their final compensation agreement.

Office Expenses

LaserLock will pay $12,000 monthly guaranteed for twelve month period to maintain the "West Coast" office. This will cover basic, recurrent fixed office expenses. : telephones, cell phones, etc.

Appropriate company approval may be reasonably required.

Travel Expenses

All travel expenses will be reimbursed by LaserLock in a timely manner  upon the receipt of required expense reports and documentation.

Advances

LaserLock will provide minimum guaranteed combined advances against commissions as follows:

* 8,000 first three months.

* Will be evaluated after three months.

Salaries and Employees Benefits

Reasonable salaries, employees benefits, etc. will be provided by LaserLock upon any of the following circumstances:

* Adequate funding (to be defined).

* Adequate revenues (to be defined).

* Increases in compensation to any officers or employees.

Miscellaneous

All of the aforementioned provisions are subject to the following:

* Response to request for information dated 9/4 (attached).

* Financial pro forma developed by the qualified person of E.D.S choice (and paid by LaserLock).

* Mutual agreement as to board, officers, and company structure.